EXHIBIT 99.1

July 17, 2019	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Second Quarter Earnings of
$1.28 Per Diluted Common Share

Preliminary Financial Results and Other Matters for the Quarter and Six Months Ended June 30, 2019:

•
Significant Unusual Income or Expense Item: During the three months ended June 30, 2019, the Company recorded contribution expense totaling $250,000 for its pledge of contributions covering the next ten years related to the Siouxland Expo Center in Sioux City, Iowa.  This item was included in the Consolidated Statements of Income within “Non-Interest Expense – Other Operating Expenses.”  The impact of this item, after the effect of the full tax rate for the Company, decreased earnings per common share by approximately 1.3 cents.

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Total Loans:  Total gross loans (including the undisbursed portion of loans), excluding FDIC-assisted acquired loans and mortgage loans held for sale, increased $42.2 million, or 0.9%, from December 31, 2018, to June 30, 2019.  This increase was primarily in commercial real estate loans, owner occupied one- to four-family residential loans and other residential (multi-family) loans.  These increases were partially offset by decreases in construction loans and consumer auto loans.  Total gross loans increased $53.6 million from March 31, 2019. The FDIC-acquired loan portfolios had net decreases totaling $16.0 million during the six months ended June 30, 2019.  Outstanding net loan receivable balances increased $123.5 million, from $3.99 billion at December 31, 2018 to $4.11 billion at June 30, 2019, and increased $62.1 million from March 31, 2019.

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Asset Quality:  Non-performing assets and potential problem loans, excluding those acquired in FDIC-assisted transactions (which are accounted for and analyzed as loan pools rather than individual loans), totaled $20.9 million at June 30, 2019, an increase of $5.5 million from $15.4 million at March 31, 2019.  Non-performing assets at June 30, 2019 were $15.9 million (0.33% of total assets), up $5.6 million from $10.3 million (0.22% of total assets) at March 31, 2019.

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Net Interest Income: Net interest income for the second quarter of 2019 increased $3.7 million to $44.9 million compared to $41.2 million for the second quarter of 2018.  Net interest income was $44.6 million for the first quarter of 2019.  Net interest margin was 3.97% for the quarter ended June 30, 2019, compared to 3.94% for the second quarter of 2018 and 4.06% for the quarter ended March 31, 2019.  The increase in net interest margin compared to the prior year second quarter is primarily due to increased yields in most loan categories and higher overall yields on investments and interest-earning deposits at the Federal Reserve Bank, largely offset by an increase in the average interest rate paid on deposits and other borrowings.  The decrease in net interest margin compared to the first quarter of 2019 was due to an increase in the average interest rates paid on deposits.  The positive impact on net interest margin from the additional yield accretion on acquired loan pools that was recorded during the period was 12, 10 and 13 basis points for the quarters ended June 30, 2019, June 30, 2018, and March 31, 2019, respectively.  For further discussion of the additional yield accretion of the discount on acquired loan pools, see “Net Interest Income.”

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Capital:  The capital position of the Company continues to be strong, significantly exceeding the thresholds established by regulators.  On a preliminary basis, as of June 30, 2019, the Company’s Tier 1 Leverage Ratio was 11.5%, Common Equity Tier 1 Capital Ratio was 11.5%, Tier 1 Capital Ratio was 12.0%, and Total Capital Ratio was 14.5%.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended June 30, 2019, were $1.28 per diluted common share ($18.4 million available to common shareholders) compared to $0.97 per diluted common share ($13.8 million available to common shareholders) for the three months ended June 30, 2018.

Preliminary earnings for the six months ended June 30, 2019, were $2.52 per diluted common share ($36.0 million available to common shareholders) compared to $1.91 per diluted common share ($27.3 million available to common shareholders) for the six months ended June 30, 2018.

For the quarter ended June 30, 2019, annualized return on average common equity was 13.24%, return on average assets was 1.52%, and net interest margin was 3.97%, compared to 11.32%, 1.23% and 3.94%, respectively, for the quarter ended June 30, 2018.  For the six months ended June 30, 2019, annualized return on average common equity was 13.18%, return on average assets was 1.51%, and net interest margin was 4.02%, compared to 11.27%, 1.23% and 3.93%, respectively, for the six months ended June 30, 2018.

President and CEO Joseph W. Turner commented, “Coming off of a very solid performance in the first three months of 2019, we again achieved excellent earnings during the second quarter.  Return on average assets and return on common equity were strong at 1.52% and 13.24%, respectively.  Our efficiency ratio of 54.50% improved further from the first quarter of 2019 and compared to the year ago quarter, reflecting net interest income increases and our sharp focus on expense containment.  Capital remains strong and our book value per share continues to grow.  Net interest margin was 3.97% in the second quarter of 2019, compared to 4.06% in the first quarter of 2019 and 3.94% in the 2018 second quarter. Compared to the 2019 first quarter, compression in our margin was caused primarily by higher average interest rates on deposits and borrowings and slightly lower yields on loans due to lower LIBOR interest rates.

“Credit quality metrics remain good and classified assets are at low levels.  We always anticipate that non-performing asset totals will fluctuate from time to time.  As such, in the second quarter, we saw a modest increase in non-performing loans, which was primarily related to one borrower relationship. A portion of this relationship has been included in our watchlist for some time and was originated several years ago.”

Turner continued, “We experienced healthy loan growth during the quarter. Outstanding net loan receivable balances grew by $123.5 million from the end of 2018, and increased $62.1 million from March 31, 2019. Total gross loan balances, which include unfunded loans, increased $42.2 million from the end of 2018, and grew $53.6 from the end of the first quarter of 2019.  Loan growth was primarily in commercial real estate loans, commercial construction loans, one- to four-family residential loans and multi-family loans.  Our loan pipeline continues to be strong across the franchise.”

Selected Financial Data:
(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net interest income	$44,921	$41,212	$89,526	$80,651
Provision for loan losses	1,600	1,950	3,550	3,900
Non-interest income	7,157	7,459	14,607	14,394
Non-interest expense	28,383	29,915	56,877	58,228
Provision for income taxes	3,720	2,967	7,718	5,612
Net income and net income available to common shareholders	$18,375	$13,839	$35,988	$27,305

Earnings per diluted common share	$1.28	$0.97	$2.52	$1.91

NET INTEREST INCOME

Net interest income for the second quarter of 2019 increased $3.7 million to $44.9 million compared to $41.2 million for the second quarter of 2018.  Net interest margin was 3.97% in the second quarter of 2019, compared to 3.94% in the same period of 2018, an increase of three basis points.  For the three months ended June 30, 2019, the net interest margin decreased nine basis points compared to the net interest margin of 4.06% in the three months ended March 31, 2019.  The increase in the margin from the prior year second quarter was primarily the result of increased yields in most loan categories and higher overall yields on investments and interest-earning deposits at the Federal Reserve Bank and an increase in the additional yield accretion recognized in conjunction with updated estimates of the fair value of the acquired loan pools compared to the prior year period, significantly offset by an increase in the average interest rate on deposits and other borrowings.  The decrease in the margin from the three months ended March 31, 2019, was primarily the result of higher average interest rates on deposits and slightly lower yields on loans and investments. The average interest rate spread was 3.64% for the three months ended June 30, 2019, compared to 3.72% for the three months ended June 30, 2018 and 3.75% for the three months ended March 31, 2019.

Net interest income for the six months ended June 30, 2019 increased $8.8 million to $89.5 million compared to $80.7 million for the six months ended June 30, 2018.  Net interest margin was 4.02% in the six months ended June 30, 2019, compared to 3.93% in the same period of 2018, an increase of nine basis points.  The average interest rate spread was 3.69% for the six months ended June 30, 2019, compared to 3.73% for the six months ended June 30, 2018.

In October 2018, the Company entered into an interest rate swap transaction as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans.  The notional amount of the swap is $400 million with a termination date in October 2025.  Under the terms of the swap, the Company receives a fixed rate of interest of 3.018% and pays a floating rate of interest equal to one-month USD-LIBOR.  The floating rate resets monthly and net settlements of interest due to/from the counterparty also occur monthly.  The initial floating rate of interest was set at 2.277%, with monthly adjustments to the floating rate occurring after that time.  To the extent that the fixed rate continues to exceed one-month USD-LIBOR, the Company will receive net interest settlements, which will be recorded as loan interest income.  If one-month USD-LIBOR exceeds the fixed rate of interest in future periods, the Company will be required to pay net settlements to the counterparty and will record those net payments as a reduction of interest income on loans.  The Company recorded loan interest income related to this swap transaction of $568,000 and $1.1 million, respectively, in the three and six months ended June 30, 2019.

The Company’s net interest margin has been positively impacted by significant additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the FDIC-assisted transactions. On an on-going basis, the Company estimates the cash flows expected to be collected from the acquired loan pools. For each of the loan portfolios acquired, the cash flow estimates increased during the current and prior periods presented below, based on payment histories and reduced credit loss expectations. This resulted in increased income that has been spread, on a level-yield basis, over the remaining expected lives of the loan pools (and, therefore, has decreased over time).  Additional estimated cash flows (reclassification of discounts from non-accretable to accretable) totaling approximately $3.7 million and $5.3 million were recorded in the three and six months ended June 30, 2019, respectively, related to these loan pools.

The impact to income of adjustments on all portfolios acquired in FDIC-assisted transactions for the reporting periods presented is shown below:

	Three Months Ended
	June 30, 2019		June 30, 2018
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$1,399	12 bps	$1,070	10 bps
Net impact to pre-tax income	$1,399		$1,070

	Six Months Ended
	June 30, 2019		June 30, 2018
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$2,911	13 bps	$2,227	11 bps
Net impact to pre-tax income	$2,911		$2,227

Because the balance of these adjustments will be recognized generally over the remaining lives of the loan pools, they will impact future periods as well.  The remaining accretable yield adjustment that will affect interest income is $5.1 million.  Of the remaining adjustments affecting interest income, we expect to recognize $2.0 million of interest income during the remainder of 2019.  Additional adjustments may be recorded in future periods from the FDIC-assisted transactions, as the Company continues to estimate expected cash flows from the acquired loan pools.

Excluding the impact of the additional yield accretion, net interest margin for the three and six months ended June 30, 2019, increased one and seven basis points, respectively, when compared to the year-ago periods.  The increase in net interest margin in the three and six month periods is primarily due to increased yields in most loan categories and higher overall yields on investments and interest-earning deposits at the Federal Reserve Bank, partially offset by an increase in the average interest rates on deposits and borrowings.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the quarter ended June 30, 2019, non-interest income decreased $302,000 to $7.2 million when compared to the quarter ended June 30, 2018, primarily as a result of the following items:

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Service charges and ATM fees:  Service charges and ATM fees decreased $179,000 compared to the prior year quarter.  This decrease was primarily due to a decrease in overdraft and insufficient funds fees on customer accounts.

•
Net gains on loan sales:  Net gains on loan sales decreased $183,000 compared to the prior year quarter.  The decrease was due to a decrease in originations of fixed-rate loans during the 2019 period compared to the 2018 period.  Fixed rate single-family mortgage loans originated are generally subsequently sold in the secondary market.  In 2019, the Company has originated more fixed-to-variable-rate single-family mortgage loans, most of which have been retained in the Company’s portfolio.

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Commissions:  Commissions income decreased $149,000 compared to the prior year quarter.  The decrease was due to annuity sales that were approximately 32% lower in the 2019 period compared to the 2018 period.

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Other income:  Other income increased $293,000 compared to the prior year quarter.  The Company recognized approximately $435,000 more in income from a new debit card contract that became effective at the beginning of 2019.

For the six months ended June 30, 2019, non-interest income increased $213,000 to $14.6 million when compared to the six months ended June 30, 2018, primarily as a result of the following items:

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Other income:  Other income increased $1.3 million compared to the prior year period.  This increase was primarily due to gains totaling $677,000 in the 2019 period from the sale of, or recovery of, receivables and assets that were acquired several years ago in FDIC-assisted transactions.  In addition, the Company recognized approximately $769,000 more in income as a result of the new debit card contract discussed previously.

•
Service charges and ATM fees:  Service charges and ATM fees decreased $464,000 compared to the prior year period.  This decrease was primarily due to a decrease in overdraft and insufficient funds fees on customer accounts.

•
Net gains on loan sales:  Net gains on loan sales decreased $398,000 compared to the prior year period.  The decrease was due to a decrease in originations of fixed-rate loans during the 2019 period compared to the 2018 period.  Fixed rate single-family mortgage loans originated are generally subsequently sold in the secondary market.  In 2019, the Company has originated more fixed-to-variable-rate single-family mortgage loans, most of which have been retained in the Company’s portfolio.

NON-INTEREST EXPENSE

For the quarter ended June 30, 2019, non-interest expense decreased $1.5 million to $28.4 million when compared to the quarter ended June 30, 2018, primarily as a result of the following items:

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Expense on other real estate owned and repossessions:  Expense on other real estate owned and repossessions decreased $2.3 million compared to the prior year period primarily due to higher valuation write-downs of certain foreclosed assets during the 2018 period and higher levels of expense related to consumer repossessions in the 2018 period.  During the 2018 quarter, valuation write-downs of certain foreclosed assets totaled approximately $2.1 million, while valuation write-downs in the 2019 quarter totaled approximately $197,000.

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Acquired deposit intangible asset amortization:  Acquired deposit intangible amortization expense decreased $123,000 in the quarter ended June 30, 2019 compared to the prior year quarter.  The Company generally amortizes its acquired deposit intangibles over a period of seven years.  The amortization of the intangible related to the InterBank acquisition was completed during the first quarter of 2019 and the amortization of the intangible related to the Sun Security Bank acquisition was completed during the third quarter of 2018.

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Salaries and employee benefits:  Salaries and employee benefits increased $481,000 from the prior year quarter.  The increase was due to staffing additions in the new loan production offices opened in Atlanta and Denver in late 2018, and due to annual employee compensation increases.

•
Other operating expenses:  Other operating expenses increased $192,000 compared to the prior year quarter.  This increase primarily related to a contribution expense totaling $250,000 for the Company’s pledge covering the next ten years related to the $15 million Siouxland Expo Center in Sioux City, Iowa.  Currently under construction, the Expo Center is a multi-purpose event venue that is part of Sioux City’s entertainment and cultural reinvestment district.

For the six months ended June 30, 2019, non-interest expense decreased $1.3 million to $56.9 million when compared to the six months ended June 30, 2018, primarily as a result of the following items:

•
Expense on other real estate owned and repossessions:  Expense on other real estate owned and repossessions decreased $2.8 million compared to the prior year period primarily due to higher valuation write-downs of certain foreclosed assets during the prior year period and higher levels of expense related to consumer repossessions in the prior year period.  During the 2018 period, valuation write-downs of certain foreclosed assets totaled approximately $2.1 million, while valuation write-downs in the 2019 period totaled approximately $444,000.

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Partnership tax credit:  Partnership tax credit expense decreased $211,000 in the six months ended June 30, 2019 compared to the prior year period.  The Company periodically invests in certain tax credits and amortizes those investments over the period that the tax credits are used.  The tax credit period for certain of these credits ended in 2018; therefore, the final amortization of the investment in those credits also ended in 2018.

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Acquired deposit intangible asset amortization:  Acquired deposit intangible amortization expense decreased $212,000 in the six months ended June 30, 2019 compared to the prior year period.  The Company generally amortizes its acquired deposit intangibles over a period of seven years, as described above.

•
Salaries and employee benefits:  Salaries and employee benefits increased $1.5 million from the prior year period.  The increase was due to staffing additions in the new loan production offices opened in Atlanta and Denver in late 2018, and due to annual employee compensation increases.

•
Other operating expenses:  Other operating expenses increased $298,000 compared to the prior year period.  This increase primarily related to a contribution expense totaling $250,000 for the Company’s pledge covering the next ten years related to the Siouxland Expo Center in Sioux City, Iowa, as described above.

The Company’s efficiency ratio for the quarter ended June 30, 2019, was 54.50% compared to 61.46% for the same quarter in 2018.  The efficiency ratio for the six months ended June 30, 2019, was 54.62% compared to 61.26% for the same period in 2018.  The improvement in the ratio in both 2019 periods was primarily due to an increase in net interest income and a decrease in non-interest expense, primarily related to a decrease in expenses on other real estate owned and repossessions.  The Company’s ratio of non-interest expense to average assets was 2.35% and 2.38% for the three and six months ended June 30, 2019, respectively, compared to 2.66% and 2.63% for the three and six months ended June 30, 2018, respectively.  The decreases in the current three month and six month period ratios were due to decreases in non-interest expenses as described above.  The decreases in the current three month and six month period ratios were also due to an increase in average assets in the 2019 periods compared to the 2018 periods.  Average assets for the quarter ended June 30, 2019, increased $326.0 million, or 7.3%, from the quarter ended June 30, 2018, primarily due to increases in loans receivable and investment securities.  Average assets for the six months ended June 30, 2019, increased $340.0 million, or 7.7%, from the six months ended June 30, 2018, primarily due to increases in loans receivable and investment securities.

INCOME TAXES

On December 22, 2017, H.R.1, originally known as the Tax Cuts and Jobs Act (the “TCJ Act”), was signed into law. Among other things, the TCJ Act permanently lowered the corporate federal income tax rate to 21% from the prior maximum rate of 35%, effective for tax years including or commencing January 1, 2018.  The Company currently expects its effective tax rate (combined federal and state) to be approximately 17.0% to 18.5% in 2019 and future years, mainly as a result of the TCJ Act.

For the three months ended June 30, 2019 and 2018, the Company's effective tax rate was 16.8% and 17.6%, respectively.  For the six months ended June 30, 2019 and 2018, the Company's effective tax rate was 17.7% and 17.0%, respectively.  These effective rates were lower than the statutory federal tax rates of 21%, due primarily to the utilization of certain investment tax credits and to tax-exempt investments and tax-exempt loans, which reduced the Company’s effective tax rate.  The Company’s effective tax rate may fluctuate in future periods as it is impacted by the level and timing of the Company’s utilization of tax credits and the level of tax-exempt investments and loans and the overall level of pre-tax income.  The Company's effective income tax rate is currently expected to continue to be less than the statutory rate due primarily to the factors noted above.

CAPITAL

As of June 30, 2019, total stockholders’ equity and common stockholders’ equity were each $572.3 million (11.7% of total assets), equivalent to a book value of $40.30 per common share.  Total stockholders’ equity and common stockholders’ equity at December 31, 2018, were each $532.0 million (11.4% of total assets), equivalent to a book value of $37.59 per common share.  At June 30, 2019, the Company’s tangible common equity to tangible assets ratio was 11.6%, compared to 11.2% at December 31, 2018.  Included in stockholders’ equity at June 30, 2019 and December 31, 2018, were unrealized gains (net of taxes) on the Company’s available-for-sale investment securities and cash flow hedges (interest rate swap) totaling $32.1 million and $9.6 million, respectively.

On a preliminary basis, as of June 30, 2019, the Company’s Tier 1 Leverage Ratio was 11.5%, Common Equity Tier 1 Capital Ratio was 11.5%, Tier 1 Capital Ratio was 12.0%, and Total Capital Ratio was 14.5%.  On June 30, 2019, and on a preliminary basis, the Bank’s Tier 1 Leverage Ratio was 12.2%, Common Equity Tier 1 Capital Ratio was 12.6%, Tier 1 Capital Ratio was 12.6%, and Total Capital Ratio was 13.5%.

During the three months ended June 30, 2019, the Company did not repurchase any shares of its common stock.

LOANS

Total gross loans (including the undisbursed portion of loans), excluding FDIC-assisted acquired loans and mortgage loans held for sale, increased $42.2 million, or 0.9%, from December 31, 2018, to June 30, 2019.  This increase was primarily in commercial real estate loans ($73 million), owner occupied one- to four-family residential loans ($45 million) and other residential (multi-family) loans ($12 million).  These increases were partially offset by decreases in construction loans ($20 million) and consumer auto loans ($52 million).  Total gross loans increased $53.6 million from March 31, 2019. The FDIC-acquired loan portfolios had net decreases totaling $16 million during the six months ended June 30, 2019.  Outstanding net loan receivable balances increased $123.5 million, from $3.99 billion at December 31, 2018 to $4.11 billion at June 30, 2019, and increased $62.1 million from March 31, 2019.

Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	June 30, 2019	March 31, 2019	December 31, 2018	December 31, 2017	December 31, 2016
Closed loans with unused available lines
Secured by real estate (one- to four-family)	$153,871	$154,400	$150,948	$133,587	$123,433
Secured by real estate (not one- to four-family)	13,237	10,450	11,063	10,836	26,062
Not secured by real estate - commercial business	80,887	83,520	87,480	113,317	79,937

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	28,023	33,818	37,162	20,919	10,047
Secured by real estate (not one-to four-family)	818,047	831,155	906,006	718,277	542,326

Loan Commitments not closed
Secured by real estate (one-to four-family)	49,694	36,945	24,253	23,340	15,884
Secured by real estate (not one-to four-family)	110,647	134,607	104,871	156,658	119,126
Not secured by real estate - commercial business	4,535	—	405	4,870	7,022

	$1,258,941	$1,284,895	$1,322,188	$1,181,804	$923,837

For further information about the Company’s loan portfolio, please see the quarterly loan portfolio presentation available on the Company’s Investor Relations website under “Presentations.”

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

Management records a provision for loan losses in an amount it believes is sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, and internal as well as external reviews.  The levels of non-performing assets, potential problem loans, loan loss provisions and net charge-offs fluctuate from period to period and are difficult to predict.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management maintains various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, financial analysis, on-going correspondence with borrowers and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The provision for loan losses for the quarter ended June 30, 2019 was $1.6 million compared with $2.0 million for the quarter ended June 30, 2018.  The provision for loan losses for the six months ended June 30, 2019 was $3.6 million compared with $3.9 million for the six months ended June 30, 2018.  At June 30, 2019 and December 31, 2018, the allowance for loan losses was $39.3 million and $38.4 million, respectively.  Total net charge-offs were $997,000 and $704,000 for the three months ended June 30, 2019 and 2018, respectively.  During the quarter ended June 30, 2019, $679,000 of the $997,000 of net charge-offs were in the consumer auto category.  In addition, one commercial loan relationship was responsible for $189,000 of the total net charge-offs during the 2019 second quarter.  Total net charge-offs were $2.7 million and $2.8 million for the six months ended June 30, 2019 and 2018, respectively.  During the six months ended June 30, 2019, $1.6 million of the $2.7 million of net charge-offs were in the consumer auto category. In addition, two unrelated commercial loan relationships were responsible for $560,000 of the total net charge-offs during the first six months of 2019.  In response to a more challenging consumer credit environment, the Company tightened its underwriting guidelines on automobile lending in the latter part of 2016.  Management took this step in an effort to improve credit quality in the portfolio and lower delinquencies and charge-offs.  This action also resulted in a lower level of origination volume and, as such, the outstanding balance of the Company's automobile loans continued to decline in the six months ended June 30, 2019.  We expect to see more rapid reductions in the automobile loan outstanding balance as we determined in February 2019 to cease providing indirect lending services to automobile dealerships.  At June 30, 2019, indirect automobile loans totaled approximately $157 million.  We expect this total balance will be largely paid off in the next two to four years.  General market conditions and unique circumstances related to individual borrowers and projects contributed to the level of provisions and charge-offs.  Collateral and repayment evaluations of all assets categorized as potential problem loans, non-performing loans or foreclosed assets were completed with corresponding charge-offs or reserve allocations made as appropriate.

In June 2017, the loss sharing agreements for Inter Savings Bank were terminated.  In April 2016, the loss sharing agreements for Team Bank, Vantus Bank and Sun Security Bank were terminated.  Loans acquired from the FDIC related to Valley Bank did not have a loss sharing agreement.  All acquired loans were grouped into pools based on common characteristics and were recorded at their estimated fair values, which incorporated estimated credit losses at the acquisition date.  These loan pools are systematically reviewed by the Company to determine the risk of losses that may exceed those identified at the time of the acquisition.  Techniques used in determining risk of loss are similar to those used to determine the risk of loss for the legacy Great Southern Bank portfolio, with most focus being placed on those loan pools which include the larger loan relationships and those loan pools which exhibit higher risk characteristics.  Review of the acquired loan portfolio also includes review of financial information, collateral valuations and customer interaction to determine if additional reserves are warranted.

The Bank’s allowance for loan losses as a percentage of total loans, excluding FDIC-acquired loans, was 0.97%, 0.98% and 0.97% at June 30, 2019, December 31, 2018 and March 31, 2019, respectively.  Management considers the allowance for loan losses adequate to cover losses inherent in the Bank’s loan portfolio at June 30, 2019, based on recent reviews of the Bank’s loan portfolio and current economic conditions. If economic conditions were to deteriorate or management’s assessment of the loan portfolio were to change, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

Former TeamBank, Vantus Bank, Sun Security Bank, InterBank and Valley Bank non-performing assets, including foreclosed assets and potential problem loans, are not included in the totals or in the discussion of non-performing loans, potential problem loans and foreclosed assets below. These assets were initially recorded at their estimated fair values as of their acquisition dates and are accounted for in pools. Therefore, these loan pools are analyzed rather than the individual loans.  The performance of the loan pools acquired in each of the five transactions has been better than expectations as of the acquisition dates.

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding all FDIC-assisted acquired assets, at June 30, 2019 were $15.9 million, an increase of $4.1 million from $11.8 million at December 31, 2018 and an increase of $5.6 million from $10.3 million at March 31, 2019.  Non-performing assets, excluding all FDIC-assisted acquired assets, as a percentage of total assets were 0.33% at June 30, 2019, compared to 0.25% at December 31, 2018 and 0.22% at March 31, 2019.

Compared to December 31, 2018, non-performing loans increased $5.1 million to $11.4 million at June 30, 2019, and foreclosed assets decreased $1.0 million to $4.5 million at June 30, 2019.  Compared to March 31, 2019, non-performing loans increased $6.8 million to $11.4 million at June 30, 2019, and foreclosed assets decreased $1.2 million to $4.5 million at June 30, 2019.  Non-performing construction and land development loans comprised $3.6 million, or 31.2%, of the total non-performing loans at June 30, 2019, an increase of $3.5 million from March 31, 2019. Non-performing commercial real estate loans comprised $3.7 million, or 32.3%, of the total non-performing loans at June 30, 2019, an increase of $2.8 million from March 31, 2019.  Non-performing one- to four-family residential loans comprised $1.5 million, or 13.5%, of the total non-performing loans at June 30, 2019, an increase of $419,000 from March 31, 2019. Non-performing commercial business loans comprised $1.4 million, or 11.9%, of the total non-performing loans at June 30, 2019, a decrease of $46,000 from March 31, 2019.  Non-performing consumer loans comprised $1.3 million, or 11.1%, of the total non-performing loans at June 30, 2019, an increase of $12,000 from March 31, 2019.

Compared to March 31, 2019, potential problem loans decreased $104,000 to $5.0 million at June 30, 2019.  The decrease during the quarter was due to $124,000 in loans transferred to performing loans, $98,000 in loans transferred to non-performing loans and $73,000 in payments, partially offset by the addition of $205,000 of loans to potential problem loans.

Activity in the non-performing loans category during the quarter ended June 30, 2019, was as follows:

	Beginning Balance, April 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets and Repossessions	Charge-Offs	Payments	Ending Balance, June 30
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	18	3,727	—	—	—	(189)	—	3,556
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	1,113	592	—	(87)	—	(35)	(51)	1,532
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	847	3,453	—	—	—	—	(625)	3,675
Commercial business	1,405	—	—	—	—	—	(46)	1,359
Consumer	1,254	518	—	(81)	(95)	(184)	(146)	1,266

Total	$4,637	$8,290	$—	$(168)	$(95)	$(408)	$(868)	$11,388

The increase in non-performing loans during the three months ended June 30, 2019, primarily related to one borrower relationship.  This relationship totaled approximately $6.7 million, with collateral consisting of commercial development ground and a single-family property in central Missouri and agricultural ground in Iowa.  The loans in this relationship were all cross-collateralized. This relationship is represented in the non-performing land development, commercial real estate and one- to four-family categories as described below.  During July 2019, the borrower deeded the properties to the Bank in lieu of foreclosure.  This relationship and the corresponding development project originated in 2007.

At June 30, 2019, the non-performing land development category included six loans.  The largest relationship in the category (discussed above) totaled $3.5 million, after a charge-off of $189,000, or 98.4% of the total category.  This balance is primarily related to the commercial development ground in Missouri.  The non-performing commercial real estate category included five loans.  The largest relationship in the category (discussed above), totaled $2.9 million, or 78.9% of the total category.  This balance is primarily related to the agricultural ground in Iowa.  The non-performing commercial business category included five loans, none of which were added during the current quarter.  The largest relationship in this category, which was added during 2018, totaled $1.1 million, or 79.7% of the total category.  This relationship is collateralized by an assignment of an interest in a real estate project.  The non-performing one- to four-family residential category included 19 loans, five of which were added during the current quarter.  The largest relationship in the category (discussed above) totaled $290,000, or 18.9% of the total category.  This balance is primarily related to the single-family property in central Missouri.  The non-performing consumer category included 110 loans, 29 of which were added during the current quarter, and the majority of which are indirect used automobile loans.

Activity in the potential problem loans category during the quarter ended June 30, 2019, was as follows:

	Beginning Balance, April 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets and Repossessions	Charge-Offs	Payments	Ending Balance, June 30
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	849	87	—	(85)	—	—	(11)	840
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	3,972	—	(124)	—	—	—	(39)	3,809
Commercial business	—	37	—	—	—	—	—	37
Consumer	288	81	—	(13)	(4)	(10)	(23)	319

Total	$5,109	$205	$(124)	$(98)	$(4)	$(10)	$(73)	$5,005

At June 30, 2019, the commercial real estate category of potential problem loans included two loans, one of which was added during the first quarter of 2019.  The largest relationship in the category (added during the previous quarter), which totaled $1.9 million, or 50.5% of the total category, is collateralized by a commercial retail building.  Payments became past due during the first quarter of 2019 but were current at June 30, 2019 and a principal payment of $400,000 was received in July 2019.  The second largest relationship in this category (added during 2018), which totaled $1.9 million, or 49.5% of the total category, is collateralized by a mixed use commercial retail building.  Payments were current on this relationship at June 30, 2019.  The one- to four-family residential category of potential problem loans included 17 loans, two of which were added during the current quarter. The consumer category of potential problem loans included 33 loans, eight of which were added during the current quarter.

Activity in foreclosed assets and repossessions during the quarter ended June 30, 2019, excluding $1.3 million in foreclosed assets related to loans acquired in FDIC-assisted transactions and $1.3 million in properties which were not acquired through foreclosure, was as follows:

	Beginning Balance, April 1	Additions	ORE and Repossession Sales	Capitalized Costs	ORE and Repossession Write-Downs	Ending Balance, June 30
	(In thousands)

One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	971	—	(13)	—	(40)	918
Land development	3,041	—	(300)	—	(157)	2,584
Commercial construction	—	—	—	—	—	—
One- to four-family residential	985	—	(985)	—	—	—
Other residential	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Consumer	697	1,137	(835)	—	—	999

Total	$5,694	$1,137	$(2,133)	$—	$(197)	$4,501

At June 30, 2019, the land development category of foreclosed assets included five properties, the largest of which was located in the Branson, Mo. area and had a balance of $756,000, or 29.3% of the total category.  Of the total dollar amount in the land development category of foreclosed assets, 67.6% was located in the Branson, Mo. area, including the largest property previously mentioned.  The subdivision construction category of foreclosed assets included five properties, the largest of which was located in the Branson, Mo. area and had a balance of $350,000, or 38.1% of the total category.  Of the total dollar amount in the subdivision construction category of foreclosed assets, 67.6% is located in Branson, Mo., including the largest property previously mentioned.  All of the properties in the one- to four-family category of foreclosed assets were sold during the three months ended June 30, 2019.  The amount of additions and sales in the consumer loans category are due to a higher volume of repossessions of automobiles, which generally are subject to a shorter repossession process.  The Company experienced increased levels of delinquencies and repossessions in indirect and used automobile loans throughout 2016 and 2017.  The level of delinquencies and repossessions in indirect and used automobile loans generally decreased in 2018 and to date in 2019.

BUSINESS INITIATIVES

The Company’s retail banking center network continues to evolve. In April 2019, the Company consolidated its Fayetteville, Ark., location into its Rogers, Ark., banking center. The Fayetteville office opened in 2014 and did not meet performance expectations. The Company now operates one banking center in Arkansas.

In addition, the Company announced plans to consolidate its Ames, Iowa, banking center into its North Ankeny, Iowa, office in September 2019. The Company entered the Ames market through an FDIC-assisted acquisition in 2014, and currently operates this one office in the Ames market.

The Company will host a conference call on Thursday, July 18, 2019, at 2:00 p.m. Central Time (3:00 p.m. Eastern Time) to discuss second quarter 2019 preliminary earnings. Individuals interested in listening to the conference call may dial 1.833.832.5121 and enter the passcode 9487954. The call will be available live or in a recorded version at the Company’s Investor Relations website, http://investors.greatsouthernbank.com.

Headquartered in Springfield, Mo., Great Southern offers a broad range of banking services to customers. The Company operates 98 retail banking centers in Missouri, Iowa, Kansas, Minnesota, Arkansas and Nebraska and commercial lending offices in Atlanta, Chicago, Dallas, Denver, Omaha, Neb., and Tulsa, Okla. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol "GSBC."

www.GreatSouthernBank.com

Forward-Looking Statements

When used in this press release and in other documents filed or furnished by Great Southern Bancorp, Inc. (the “Company”) with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Company's  merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company's market areas; (iii) fluctuations in interest rates; (iv) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (v) the possibility of other-than-temporary impairments of securities held in the Company's securities portfolio; (vi) the Company's ability to access cost-effective funding; (vii) fluctuations in real estate values and both residential and commercial real estate market conditions; (viii) demand for loans and deposits in the Company's market areas; (ix) the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (x) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (xi) legislative or regulatory changes that adversely affect the Company's business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and its implementing regulations, the overdraft protection regulations and customers' responses thereto and the Tax Reform Legislation; (xii) changes in accounting principles, policies or guidelines; (xiii) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xiv) results of examinations of the Company and Great Southern Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to limit its business activities, changes its business mix, increase its allowance for loan losses, write-down assets or increase its capital levels, or affect its ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; (xv) costs and effects of litigation, including settlements and judgments; and (xvi) competition. The Company wishes to advise readers that the factors listed above and other risks described from time to time in documents filed or furnished by the Company with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the Company at the dates and for the periods indicated.  Financial data at all dates and for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results at and for such unaudited dates and periods have been included.  The results of operations and other data for the three and six months ended June 30, 2019 and 2018, and the three months ended March 31, 2019, are not necessarily indicative of the results of operations which may be expected for any future period.

	June 30,	December 31,
	2019	2018
Selected Financial Condition Data:	(In thousands)

Total assets	$4,871,522	$4,676,200
Loans receivable, gross	4,158,478	4,034,810
Allowance for loan losses	39,254	38,409
Other real estate owned, net	7,107	8,440
Available-for-sale securities, at fair value	305,649	243,968
Deposits	3,888,536	3,725,007
Total borrowings	367,101	397,594
Total common stockholders’ equity	572,309	531,977
Non-performing assets (excluding FDIC-assisted transaction assets)	15,889	11,780

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2019	2018	2019	2018	2019
Selected Operating Data:	(Dollars in thousands, except per share data)

Interest income	$58,723	$49,943	$116,081	$96,826	$57,358
Interest expense	13,802	8,731	26,555	16,175	12,753
Net interest income	44,921	41,212	89,526	80,651	44,605
Provision for loan losses	1,600	1,950	3,550	3,900	1,950
Non-interest income	7,157	7,459	14,607	14,394	7,450
Non-interest expense	28,383	29,915	56,877	58,228	28,495
Provision for income taxes	3,720	2,967	7,718	5,612	3,998
Net income and net income available to common shareholders	$18,375	$13,839	$35,988	$27,305	$17,612

	At or For the Three Months Ended		At or For the Six Months Ended		At or For the Three Months Ended
	June 30,		June 30,		March 31,
	2019	2018	2019	2018	2019
Per Common Share:	(Dollars in thousands, except per share data)

Net income (fully diluted)	$1.28	$0.97	$2.52	$1.91	$1.23
Book value	$40.30	$34.69	$40.30	$34.69	$38.36

Earnings Performance Ratios:
Annualized return on average assets	1.52%	1.23%	1.51%	1.23%	1.49%
Annualized return on average common stockholders’ equity	13.24%	11.32%	13.18%	11.27%	13.12%
Net interest margin	3.97%	3.94%	4.02%	3.93%	4.06%
Average interest rate spread	3.64%	3.72%	3.69%	3.73%	3.75%
Efficiency ratio	54.50%	61.46%	54.62%	61.26%	54.74%
Non-interest expense to average total assets	2.35%	2.66%	2.38%	2.63%	2.41%

Asset Quality Ratios:
Allowance for loan losses to period-end loans (excluding covered/previously covered loans)	0.97%	1.02%	0.97%	1.02%	0.97%
Non-performing assets to period-end assets	0.33%	0.47%	0.33%	0.47%	0.22%
Non-performing loans to period-end loans	0.27%	0.21%	0.27%	0.21%	0.11%
Annualized net charge-offs to average loans	0.10%	0.07%	0.13%	0.15%	0.17%

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except number of shares)

	June 30, 2019	December 31, 2018	March 31, 2019
Assets
Cash	$99,567	$110,108	$95,347
Interest-bearing deposits in other financial institutions	81,805	92,634	110,743
Cash and cash equivalents	181,372	202,742	206,090

Available-for-sale securities	305,649	243,968	277,750
Mortgage loans held for sale	11,106	1,650	1,892
Loans receivable (1), net of allowance for loan losses of $39,254 – June 2019; $38,409 – December 2018; $38,651 – March 2019	4,112,455	3,989,001	4,050,336
Interest receivable	14,351	13,448	14,550
Prepaid expenses and other assets	76,241	55,336	59,383
Other real estate owned and repossessions (2), net	7,107	8,440	8,772
Premises and equipment, net	143,473	132,424	141,754
Goodwill and other intangible assets	8,675	9,288	8,963
Federal Home Loan Bank stock	11,093	12,438	5,633
Current and deferred income taxes	—	7,465	3,097

Total Assets	$4,871,522	$4,676,200	$4,778,220

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$3,888,536	$3,725,007	$3,956,091
Federal Home Loan Bank advances	—	—	—
Securities sold under reverse repurchase agreements with customers	98,632	105,253	118,618
Short-term borrowings	168,636	192,725	22,219
Subordinated debentures issued to capital trust	25,774	25,774	25,774
Subordinated notes	74,059	73,842	73,951
Accrued interest payable	4,209	3,570	2,933
Advances from borrowers for taxes and insurance	10,550	5,092	7,864
Accounts payable and accrued expenses	26,499	12,960	27,135
Current and deferred income taxes	2,318	—	—
Total Liabilities	4,299,213	4,144,223	4,234,585

Stockholders’ Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding June 2019, December 2018 and March 2019– -0- shares	—	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding June 2019 – 14,201,616 shares; December 2018 – 14,151,198 shares; March 2019 – 14,170,758 shares	142	142	142
Additional paid-in capital	31,603	30,121	30,916
Retained earnings	508,427	492,087	494,181
Accumulated other comprehensive gain	32,137	9,627	18,396
Total Stockholders’ Equity	572,309	531,977	543,635

Total Liabilities and Stockholders’ Equity	$4,871,522	$4,676,200	$4,778,220

(1)
At June 30, 2019, December 31, 2018 and March 31, 2019, includes loans, net of discounts, totaling $151.1 million, $167.6 million and $161.1 million, respectively, which were acquired in FDIC-assisted transactions and are accounted for under ASC 310-30.

(2)
At June 30, 2019, December 31, 2018 and March 31, 2019, includes foreclosed assets, net of discounts, totaling $1.3 million, $1.4 million and $1.6 million, respectively, which were acquired in FDIC-assisted transactions.  In addition, at June 30, 2019, December 31, 2018 and March 31, 2019, includes $1.3 million, $1.6 million and $1.5 million of properties which were not acquired through foreclosure, but are held for sale.

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2019	2018	2019	2018	2019
Interest Income
Loans	$55,771	$48,219	$110,327	$93,384	$54,556
Investment securities and other	2,952	1,724	5,754	3,442	2,802
	58,723	49,943	116,081	96,826	57,358
Interest Expense
Deposits	11,582	6,123	22,052	11,706	10,470
Federal Home Loan Bank advances	—	1,166	—	1,772	—
Short-term borrowings and repurchase agreements	859	180	1,780	208	922
Subordinated debentures issued to capital trust	267	238	534	440	267
Subordinated notes	1,094	1,024	2,189	2,049	1,094
	13,802	8,731	26,555	16,175	12,753

Net Interest Income	44,921	41,212	89,526	80,651	44,605
Provision for Loan Losses	1,600	1,950	3,550	3,900	1,950
Net Interest Income After Provision for Loan Losses	43,321	39,262	85,976	76,751	42,655

Noninterest Income
Commissions	163	312	497	560	334
Service charges and ATM fees	5,309	5,488	10,268	10,732	4,958
Net gains on loan sales	376	559	623	1,021	248
Net realized gains on sales of available-for-sale securities	—	—	10	—	10
Late charges and fees on loans	356	385	702	774	346
Gain (loss) on derivative interest rate products	(44)	11	(68)	48	(25)
Other income	997	704	2,575	1,259	1,579
	7,157	7,459	14,607	14,394	7,450

Noninterest Expense
Salaries and employee benefits	15,428	14,947	31,068	29,570	15,640
Net occupancy expense	6,449	6,298	12,850	12,683	6,401
Postage	784	834	1,550	1,700	767
Insurance	662	650	1,328	1,321	666
Advertising	842	632	1,368	1,303	527
Office supplies and printing	226	301	485	534	259
Telephone	839	792	1,742	1,511	903
Legal, audit and other professional fees	630	689	1,342	1,498	712
Expense on other real estate and repossessions	419	2,737	1,039	3,878	620
Partnership tax credit investment amortization	91	91	182	393	91
Acquired deposit intangible asset amortization	289	412	613	825	325
Other operating expenses	1,724	1,532	3,310	3,012	1,584
	28,383	29,915	56,877	58,228	28,495

Income Before Income Taxes	22,095	16,806	43,706	32,917	21,610
Provision for Income Taxes	3,720	2,967	7,718	5,612	3,998

Net Income and Net Income Available to Common Shareholders	$18,375	$13,839	$35,988	$27,305	$17,612

Earnings Per Common Share
Basic	$1.29	$0.98	$2.54	$1.93	$1.24
Diluted	$1.28	$0.97	$2.52	$1.91	$1.23

Dividends Declared Per Common Share	$0.32	$0.28	$1.39	$0.56	$1.07

Average Balances, Interest Rates and Yields
The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes interest received on non-accrual loans on a cash basis.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Net fees included in interest income were $1.0 million and $754,000 for the three months ended June 30, 2019 and 2018, respectively.  Net fees included in interest income were $2.1 million and $1.6 million for the six months ended June 30, 2019 and 2018, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	June 30, 2019(1)	Three Months Ended June 30, 2019			Three Months Ended June 30, 2018
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.27%	$515,749	$6,556	5.10%	$437,856	$5,422	4.97%
Other residential	5.21	819,577	11,270	5.52	744,809	9,347	5.03
Commercial real estate	5.02	1,414,009	18,304	5.19	1,332,339	15,968	4.81
Construction	5.60	713,885	10,585	5.95	553,787	7,246	5.25
Commercial business	5.33	259,779	3,358	5.18	289,895	3,560	4.93
Other loans	5.97	403,584	5,450	5.42	508,722	6,291	4.96
Industrial revenue bonds	4.93	14,940	248	6.67	22,667	385	6.81

Total loans receivable	5.25	4,141,523	55,771	5.40	3,890,075	48,219	4.97

Investment securities	3.36	309,170	2,415	3.13	188,589	1,291	2.75
Other interest-earning assets	2.50	88,024	537	2.45	120,688	433	1.44

Total interest-earning assets	5.07	4,538,717	58,723	5.19	4,199,352	49,943	4.77
Non-interest-earning assets:
Cash and cash equivalents		92,500			97,295
Other non-earning assets		190,416			199,003
Total assets		$4,821,633			$4,495,650

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.51	$1,498,795	1,930	0.52	$1,573,936	1,435	0.37
Time deposits	2.25	1,733,163	9,652	2.23	1,284,414	4,688	1.46
Total deposits	1.44	3,231,958	11,582	1.44	2,858,350	6,123	0.86
Short-term borrowings and repurchase agreements	1.51	244,586	859	1.41	141,268	180	0.51
Subordinated debentures issued to capital trust	4.18	25,774	267	4.16	25,774	238	3.70
Subordinated notes	5.91	74,015	1,094	5.93	73,752	1,024	5.57
FHLB advances	—	—	—	—	233,363	1,166	2.00

Total interest-bearing liabilities	1.56	3,576,333	13,802	1.55	3,332,507	8,731	1.05
Non-interest-bearing liabilities:
Demand deposits		655,642			653,281
Other liabilities		34,504			20,744
Total liabilities		4,266,479			4,006,532
Stockholders’ equity		555,154			489,118
Total liabilities and stockholders’ equity		$4,821,633			$4,495,650

Net interest income:
Interest rate spread	3.51%		$44,921	3.64%		$41,212	3.72%
Net interest margin*				3.97%			3.94%
Average interest-earning assets to average interest-bearing liabilities		126.9%			126.0%
______________
*Defined as the Company’s net interest income divided by average total interest-earning assets.
(1)
The yield on loans at June 30, 2019, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on results of operations for the three months ended June 30, 2019.

	June 30, 2019(1)	Six Months Ended June 30, 2019			Six Months Ended June 30, 2018
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.27%	$506,490	$12,944	5.15%	$434,507	$10,605	4.92%
Other residential	5.21	815,354	22,260	5.51	741,782	18,186	4.94
Commercial real estate	5.02	1,400,789	36,000	5.18	1,289,141	30,326	4.74
Construction	5.60	690,883	20,758	6.06	536,478	13,734	5.16
Commercial business	5.33	261,967	6,750	5.20	287,329	6,904	4.85
Other loans	5.97	420,190	11,154	5.35	524,995	12,887	4.95
Industrial revenue bonds	4.93	15,072	461	6.17	23,188	742	6.45

Total loans receivable	5.25	4,110,745	110,327	5.41	3,837,420	93,384	4.91

Investment securities	3.36	293,937	4,666	3.20	187,803	2,601	2.79
Other interest-earning assets	2.50	91,182	1,088	2.41	109,944	841	1.54

Total interest-earning assets	5.07	4,495,864	116,081	5.21	4,135,167	96,826	4.72
Non-interest-earning assets:
Cash and cash equivalents		91,657			99,818
Other non-earning assets		185,672			198,226
Total assets		$4,773,193			$4,433,211

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.51	$1,485,948	3,693	0.50	$1,569,299	2,745	0.35
Time deposits	2.25	1,703,087	18,359	2.17	1,307,814	8,961	1.38
Total deposits	1.44	3,189,035	22,052	1.39	2,877,113	11,706	0.82
Short-term borrowings and repurchase agreements	1.51	251,347	1,780	1.43	120,494	208	0.35
Subordinated debentures issued to capital trust	4.18	25,774	534	4.18	25,774	440	3.44
Subordinated notes	5.91	73,958	2,189	5.97	73,733	2,049	5.60
FHLB advances	—	—	—	—	189,682	1,772	1.88

Total interest-bearing liabilities	1.56	3,540,114	26,555	1.52	3,286,796	16,175	0.99
Non-interest-bearing liabilities:
Demand deposits		657,018			641,969
Other liabilities		30,011			19,788
Total liabilities		4,227,143			3,948,553
Stockholders’ equity		546,050			484,658
Total liabilities and stockholders’ equity		$4,773,193			$4,433,211

Net interest income:
Interest rate spread	3.51%		$89,526	3.69%		$80,651	3.73%
Net interest margin*				4.02%			3.93%
Average interest-earning assets to average interest-bearing liabilities		127.0%			125.8%
______________
*Defined as the Company’s net interest income divided by average total interest-earning assets.
(1)
The yield on loans at June 30, 2019, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on results of operations for the six months ended June 30, 2019.

NON-GAAP FINANCIAL MEASURES
This document contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include core net interest income, core net interest margin and the tangible common equity to tangible assets ratio.
We calculate core net interest income and core net interest margin by subtracting the impact of adjustments regarding changes in expected cash flows related to pools of loans we acquired through FDIC-assisted transactions from reported net interest income and net interest margin. Management believes that core net interest income and core net interest margin are useful in assessing the Company’s core performance and trends, in light of the fluctuations that can occur related to updated estimates of the fair value of the loan pools acquired in the 2009, 2011, 2012 and 2014 FDIC-assisted transactions.
In calculating the ratio of tangible common equity to tangible assets, we subtract period-end intangible assets from common equity and from total assets.  Management believes that the presentation of this measure excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding our financial condition and results of operations, as it provides a method to assess management’s success in utilizing our tangible capital as well as our capital strength.  Management also believes that providing a measure that excludes balances of intangible assets, which are subjective components of valuation, facilitates the comparison of our performance with the performance of our peers.  In addition, management believes that this is a standard financial measure used in the banking industry to evaluate performance.
These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of non-GAAP measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies.

Non-GAAP Reconciliation:  Core Net Interest Income and Core Net Interest Margin

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2019		2018		2019		2018
	(Dollars in thousands)				(Dollars in thousands)
Reported net interest income/ margin	$44,921	3.97%	$41,212	3.94%	$89,526	4.02%	$80,651	3.93%
Less: Impact of FDIC-acquired loan accretion adjustments	1,399	0.12	1,070	0.10	2,911	0.13	2,227	0.11
Core net interest income/ margin	$43,522	3.85%	$40,142	3.84%	$86,615	3.89%	$78,424	3.82%

Non-GAAP Reconciliation:  Ratio of Tangible Common Equity to Tangible Assets

	June 30,	December 31,
	2019	2018
	(Dollars in thousands)
Common equity at period end	$572,309	$531,977
Less: Intangible assets at period end	8,675	9,288
Tangible common equity at period end (a)	$563,634	$522,689

Total assets at period end	$4,871,522	$4,676,200
Less: Intangible assets at period end	8,675	9,288
Tangible assets at period end (b)	$4,862,847	$4,666,912

Tangible common equity to tangible assets (a) / (b)	11.59%	11.20%